Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:

Brad W. Buss

EVP Finance & Administration and CFO

(408) 943-2754

Joseph L. McCarthy

VP Corporate Communications

(408) 943-2902

Cypress Reports Second-Quarter 2009 Results

•	Q2 results exceeded guidance and Street consensus

•	Revenue increased 12% sequentially

•	Fab utilization increased to 59%; inventory dollars decreased 10%

•	Generated positive free cash flow ahead of plan

•	TrueTouch™ design wins and revenue continued to exceed expectations

SAN JOSE, Calif., July 16, 2009 — Cypress Semiconductor Corp. (NYSE: CY) today announced that revenue for the 2009 second quarter was $155.8 million, up 12% from $139.3 million for the prior quarter, and down 26% from $209.6 million for the year-ago period (excluding SunPower).

Cypress recorded a GAAP net loss of $45.3 million in the 2009 second quarter, or a diluted net loss per share of $0.32. This compares with last quarter’s diluted net loss per share of $0.66 and diluted earnings per share in the year-ago second quarter of $0.10.

Non-GAAP1 net loss for the 2009 second quarter—excluding stock-based compensation, acquisition-related charges, restructuring and other special charges and credits—totaled $3.8 million, or a diluted net loss per share of $0.03. That compares with non-GAAP1 diluted net loss per share of $0.22 for the prior quarter and diluted earnings per share of $0.12 for the year-ago second quarter.

Cypress President and CEO T.J. Rodgers said, “Cypress’s CCD and DCD divisions reported better-than-expected Q2 revenue, enabling us to exceed the upper end of our guidance and Street expectations. Second-quarter revenue grew 12% sequentially driven by our programmable products. CCD grew 20% sequentially based on strong customer demand for our PSoC® and USB products. Our proprietary products continued to generate significant new design wins, particularly in the handset market; TrueTouch—our new product for touchscreens—more than doubled in revenue quarter-on-quarter.

“Gross margins surpassed our guidance due to higher factory utilization and strong cost savings and benefited from a favorable product mix. We decreased our inventory by 10% sequentially and realized an additional 9% reduction in distributor inventory dollars.

“Our book-to-bill ended Q2 at 1.28 with all divisions above unity,” Rodgers said. “Ordering patterns have begun to stabilize, leading to increased backlog. Our Q2 backlog grew 51% quarter-on-quarter to $184 million.

“The macro environment seems to have stabilized but longer term visibility continues to remain limited and we remain cautiously optimistic on the pace of the economic recovery. We are projecting that we will have above-average seasonal revenue growth in Q3. We continued to aggressively manage our cost structure and generated positive free cash flow in Q2. Our balance sheet is solid with $280 million in cash and investments and limited debt of $28 million that will mature in Q3. Significant new product design wins, coupled with tight-fisted financial management, position us to drive revenue and leveraged earnings growth.”

BUSINESS REVIEW

+ Non-GAAP1 consolidated gross margin for the second quarter was 44.2%, up 9.5 percentage points from the previous quarter due mainly to increased factory utilization (still only 59%), better product mix and continued cost reductions.

+ Net inventory decreased by 10% sequentially, the fourth straight quarterly decrease as the company reduced inventory to meet current demand requirements. Distributor inventory decreased by 9% sequentially, the third straight quarterly decrease.

+ On a GAAP basis, second-quarter consolidated gross margin was 36.7%, up 12.3 percentage points from the previous quarter due mainly to increased factory utilization, better product mix, continued cost reductions and lower stock-based compensation charges.

+ Operating expenses on a non-GAAP1 basis were $74.7 million, down 19% from the year-ago quarter as a result of the ongoing cost-reduction program.

+ Cash and investments increased by $22 million; we generated positive operating and free cash flow—both ahead of plan.

Additional second-quarter data and comparisons relevant to Cypress’s business units are presented below:

BUSINESS UNIT SUMMARY FINANCIALS (UNAUDITED)

THREE MONTHS ENDED

June 28, 2009

	CCD[2]	DCD[2]	MID[2]	Other	Consolidated
REVENUE ($M)	62.3	25.5	66.2	1.8	155.8
Percentage of total revenues	40.0%	16.4%	42.5%	1.1%	100.0%

GROSS MARGIN (%)
On a GAAP basis	40.9%	57.3%	28.8%	(115.0%)	36.7%
On a non-GAAP[1] basis	48.0%	64.5%	36.8%	(107.8%)	44.2%

THREE MONTHS ENDED

March 29, 2009

	CCD[2]	DCD[2]	MID[2]	Other	Consolidated
REVENUE ($M)	52.0	20.4	66.0	0.9	139.3
Percentage of total revenues	37.3%	14.6%	47.4%	0.7%	100.0%

GROSS MARGIN (%)
On a GAAP basis	32.6%	42.3%	14.8%	(155.7%)	24.4%
On a non-GAAP[1] basis	42.9%	52.5%	25.0%	(144.8%)	34.7%

1.	Refer to “Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures” and “Notes to Non-GAAP Financial Measures” following this press release for a detailed discussion of management’s use of non-GAAP financial measures, as well as reconciliations of all non-GAAP financial measures presented in this press release to the most directly comparable GAAP financial measures.
2.	CCD – Consumer and Computation Division; DCD—Data Communications Division; MID—Memory and Imaging Division.

SECOND-QUARTER 2009 HIGHLIGHTS

+ Programmable and proprietary products accounted for 79.2% of Cypress’s revenue in the second quarter.

+ Cypress began selling development kits for its new PSoC 3 device to customers worldwide. PSoC 3 dramatically improves upon the performance of PSoC1. It features a 67 MHz 8051 microcontroller that is 10 times more powerful than PSoC1, with 10 times more programmable logic, and precision analog that is more than 20 times faster and more accurate. It also increases Cypress’s addressed market from $1.5 billion to $6.2 billion.

+ Cypress introduced two new PSoC products with enhanced analog and digital capabilities. The devices, featuring our CapSense® Plus functionality, can now drive up to 37 CapSense capacitive touch-sensing button and slider interfaces while also supporting motor control, intelligent sensing and LED control on a single chip.

+ Cypress announced several design wins for its CapSense touch-sensing solution, a low-cost, reliable, button-free interface for thousands of consumer electronics and white goods products. New CapSense designs include LG’s W53 and W54 LCD monitors, four new Acer Aspire notebook computer models, and Whirlpool and Indesit washing machines. CapSense is also being used in Wacom’s Bamboo™ tablet, a graphical input device that converts handwritten text and drawings into digital documents.

+ HP has selected CapSense technology to drive the touch-sensitive TouchSmart™ control panel on the new HP Photosmart™ C4600 All-in-One Series printer.

+ Cypress has licensed Immersion Corporation’s patented TouchSense® haptic (touch feedback) technology to deliver single-chip user interface controllers with tactile feedback. Cypress will integrate this technology with its TrueTouch touchscreen and CapSense capacitive touch solutions to improve the end-user interface experience in mobile phones, GPS systems, keyboards, white goods and other systems.

+ Samsung Electronics Company Ltd. selected Cypress’s TrueTouch solution to implement the touchscreen in its new I8910 (OMNIAHD) mobile phone. The phone also employs a Cypress MoBL® dual-port device to increase multimedia and computing performance and reduce system power consumption.

+ Sharp Communications Group has selected Cypress’s TrueTouch solution to power the waterproof touchscreen on its KDDI Sportio water beat mobile phone.

+ Cypress announced that its PSoC-enabled CyFi™ Low-Power wireless solution has been designed into the remote control of the EVOKE Flow and AVANTI Flow digital music systems made by PURE Digital, the U.K.’s leading radio manufacturer.

+ Cypress introduced the industry’s first 65-nm Quad Data Rate™ (QDR™) and Double Data Rate™ (DDR™) SRAMs. The 72-Mbit devices, developed with foundry partner UMC, feature the industry’s fastest clock speeds and operate at half the power of their 90-nm predecessors. Applications for the new devices include networking, medical imaging and military signal processing.

+ Cypress introduced the FleXO™ family of high-performance clock generators. These highly flexible devices can be instantly programmed in the factory or field to any frequency up to 650 MHz, accelerating time to market and improving manufacturing quality.

+ Cypress subsidiary Cypress Envirosystems won the Buildy Award for Smart Devices at the recent ConnectivityWeek building automation conference in Silicon Valley. The company’s award-winning Wireless Pneumatic Thermostat retrofits existing buildings to enable them to work with Smart Grid technology, and helps companies save energy by optimizing heating and cooling systems to meet their needs.

+ Cypress Envirosystems released a custom version of its wireless gauge reader to be sold under the Honeywell brand label using Honeywell worldwide sales channels. This product retrofits existing commercial and industrial facilities to improve energy efficiency, plant safety, and reliability.

+ Cypress subsidiary AgigA Tech introduced AGIGARAM™, the industry’s first battery-free, high-speed, high-density, nonvolatile dynamic random access memory (DRAM) system. In the event of a power outage, AGIGARAM provides fail-safe battery-free data backup capabilities for storage, networking, gaming, automotive, industrial and embedded systems.

+ Cypress announced that its online solutions library (www.cypress.com/solutions) now has 150 design elements available for download free of charge. The library’s intellectual property targets a wide array of applications and functions.

+ The Nitte Meenakshi Institute of Technology in Bangalore, India, will collaborate with Cypress to build a PSoC laboratory and offer a two-semester PSoC course. Cypress will support this initiative with hands-on training, hardware kits and software tools. The program is part of the Cypress University Program, which provides equipment, support and training to students and schools around the world.

+ Cypress named Hitoshi Yoshizawa its Japan country manager. Dr. Yoshizawa joined Cypress in 2008. He was formerly president of Xilinx Japan KK. Meanwhile, Rajeev Mehtani, a former vice president at NXP Semiconductor, was named senior vice president of Cypress’s India operations.

ABOUT CYPRESS

Cypress delivers high-performance, mixed-signal, programmable solutions that provide customers with rapid time-to-market and exceptional system value. Cypress offerings include the PSoC Programmable System-on-Chip, USB controllers, general-purpose programmable clocks, and memories. Cypress also offers wired and wireless connectivity solutions ranging from its CyFi low-power RF solution, to West Bridge and EZ-USB FX2LP controllers that enhance connectivity and performance in multimedia handsets. Cypress serves numerous markets, including consumer, computation, data communications, automotive and industrial. Cypress trades on the NYSE under the ticker symbol CY. Visit Cypress online at www.cypress.com.

FORWARD-LOOKING STATEMENTS

Statements herein that are not historical facts and that refer to Cypress or its subsidiaries’ plans and expectations for the third quarter of 2009 and the future are forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. We may use words such as “believe,” “expect,” “future,” “plan,” “intend” and similar expressions to identify such forward-looking statements that include, but are not limited to, statements related to the semiconductor market, our expectations regarding our Q309 and Q409 revenue; our expectations regarding seasonality in Q3; the strength and growth of our proprietary and programmable products, especially PSoC, PSoC3 and PSoC5, USB, CapSense and True Touch products; our TrueTouch, CapSense, PSoC and other high profile design win penetration, especially in the handset market; our gross margins, customer backlog orders and restocking inventory, visibility in the markets we serve, and our ability to outgrow the market in revenue once the economy recovers. Such statements reflect our current expectations, which are based on information and data available to our management as of the date of this release. This press release sets forth our preliminary and unaudited financial results for our first fiscal quarter. Our actual results may differ materially due a variety of uncertainties and risk factors, including but not limited to business conditions and growth trends in the semiconductor market, seasonality in the markets we serve, our limited visibility into the markets we serve, the impact of the current economy on our operating results, the stability of the ordering patterns of our customers, the accuracy of the point of sale reporting by our distributors, our ability to successfully complete the implementation of our new Oracle order management or ERP system, the demand and growth in the markets we serve, customer acceptance of our portfolio of products, our ability to achieve lower operating expenses and to maintain a solid balance sheet, strong earnings and cash flow, the actions of our competitors, our ability to develop and roll out new products, our factory utilization, whether our products perform as expected, whether the demand for our PSoC3 and PSoC5 products is fully realized, customer acceptance of Cypress and its subsidiaries’ products as evidenced by design wins, whether the expected growth in the markets we serve materializes, our ability to maintain and improve our gross margins and realize our bookings, the financial performance of our subsidiaries, and other risks described in our filings with the Securities and Exchange Commission. We assume no responsibility to update any such forward-looking statements.

Cypress, the Cypress logo, PSoC, PowerPSoC, CapSense, MoBL, and West Bridge are registered trademarks of Cypress Semiconductor Corporation. TrueTouch, CyFi, Programmable System-on-Chip, CapSense Plus, FleXO, QDR, and DDR are trademarks of Cypress Semiconductor Corporation. PhotoSmart and TouchSmart are trademarks of HP. TouchSense is a registered trademark of Immersion Corp. SunPower is a registered trademark of SunPower Corporation. All other trademarks or registered trademarks are the property of their respective owners.

CYPRESS SEMICONDUCTOR CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	June 28, 2009	December 28, 2008
ASSETS
Cash, cash equivalents and short-term investments (a)	$245,642	$237,792
Accounts receivable, net	84,415	91,943
Inventories, net (b)	90,586	121,889
Property, plant and equipment, net	282,072	296,789
Goodwill and other intangible assets	48,459	50,514
Other assets	133,557	136,832

Total assets	$884,731	$935,759

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$50,385	$42,570
Deferred income	61,932	82,465
Convertible debt (c)	27,726	27,023
Income tax liabilities	28,178	26,800
Other accrued liabilities	94,880	111,447

Total liabilities	263,101	290,305
Stockholders’ equity	621,630	645,454

Total liabilities and stockholders’ equity	$884,731	$935,759

(a)	Cash, cash equivalents and short-term investments do not include $34 million and $35 million of auction rate securities, which are classified as long-term investments in “Other assets” as of June 28, 2009 and December 28, 2008.

(b)	Net inventories included approximately $16 million and $20 million as of June 28, 2009 and December 28, 2008, respectively related to the last-time-build program for Cypress’s Texas manufacturing facility, which ceased operations at the end of fiscal 2008. In addition, inventories include $7 million and $11 million of capitalized inventories related to SFAS No. 123(R) as of June 28, 2009 and December 28, 2008, respectively.

(c)	As adjusted due to the implementation of FSP APB 14-1 “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement).”

CYPRESS SEMICONDUCTOR CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

ON A GAAP BASIS

(In thousands, except per-share data)

(Unaudited)

	Three Months Ended
	June 28, 2009	March 29, 2009	June 29, 2008
Revenues	$155,784	$139,309	$209,580
Cost of revenues	98,672	105,294	107,852

Gross margin (a)	57,112	34,015	101,728
Operating expenses (credits):
Research and development (a)	48,196	50,146	45,392
Selling, general and administrative (a)	53,068	60,715	61,111
Amortization of acquisition-related intangibles	1,089	1,319	1,658
Restructuring charges	834	6,046	1,958

Total operating expenses, net	103,187	118,226	110,119

Operating loss	(46,075)	(84,211)	(8,391)
Interest and other income (expense), net (b)	2,114	(1,499)	(6,596)

Loss from continuing operations before income taxes and minority interest	(43,961)	(85,710)	(14,987)
Income tax benefit (provision)	(1,324)	(2,625)	14,269

Loss from continuing operations	(45,285)	(88,335)	(718)
Income from discontinued operations, net of taxes and minority interest	—	—	17,399

Net income (loss)	$(45,285)	$(88,335)	$16,681

Basic net income (loss) per share:
Continuing operations	$(0.32)	$(0.66)	$(0.01)
Discontinued operations	—	—	0.12

Basic net income (loss) per share	$(0.32)	$(0.66)	$0.11

Diluted net income (loss) per share:
Continuing operations	$(0.32)	$(0.66)	$(0.01)
Discontinued operations	—	—	0.11

Diluted net income (loss) per share	$(0.32)	$(0.66)	$0.10

Shares used in per-share calculation:
Basic	140,793	134,757	150,675
Diluted	140,793	134,757	161,732

(a) Includes the following credit (expense) related to Cypress’s deferred compensation plan:
Gross margin	$(252)	$62	$(15)
Research and development	$(749)	$95	$(17)
Selling, general and administrative	$(1,572)	$492	$(18)
Interest and other income (expense), net	$2,310	$(674)	$60

(b)	As adjusted due to the implementation of FSP APB 14-1 “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement).”

CYPRESS SEMICONDUCTOR CORPORATION

RECONCILIATION OF GAAP FINANCIAL MEASURES TO NON-GAAP FINANCIAL MEASURES (a)

(In thousands)

(Unaudited)

	Three Months Ended June 28, 2009
	CCD (b)	DCD (b)	MID (b)	Other	Consolidated
GAAP gross margin	$25,456	$14,614	$19,056	$(2,014)	$57,112
Stock-based compensation expense	4,475	1,832	4,755	126	11,188
Other acquisition-related expense	—	—	559	—	559

Non-GAAP gross margin	$29,931	$16,446	$24,370	$(1,888)	$68,859

	Three Months Ended March 29, 2009
	CCD (b)	DCD (b)	MID (b)	Other	Consolidated
GAAP gross margin	$16,960	$8,626	$9,759	$(1,330)	$34,015
Stock-based compensation expense	5,332	2,091	6,767	87	14,277
Changes in value of deferred compensation plan	—	—	—	5	5

Non-GAAP gross margin	$22,292	$10,717	$16,526	$(1,238)	$48,297

	Three Months Ended June 29, 2008
	CCD (b)	DCD (b)	MID (b)	Other	Consolidated
GAAP gross margin	$40,449	$22,161	$37,890	$1,228	$101,728
Stock-based compensation expense	1,802	750	1,935	76	4,563
Other acquisition-related expense	1	—	—	—	1
Changes in value of deferred compensation plan	—	—	—	21	21

Non-GAAP gross margin	$42,252	$22,911	$39,825	$1,325	$106,313

(a)	Please refer to the accompanying “Notes to Non-GAAP Financial Measures” for a detailed discussion of management's use of non-GAAP financial measures.

(b)	CCD—Consumer and Computation Division; DCD—Data Communications Division; MID—Memory and Imaging Division.

CYPRESS SEMICONDUCTOR CORPORATION

RECONCILIATION OF GAAP FINANCIAL MEASURES TO NON-GAAP FINANCIAL MEASURES (a)

(In thousands, except per-share data)

(Unaudited)

	Three Months Ended
	June 28, 2009	March 29, 2009	June 29, 2008
GAAP research and development expenses	$48,196	$50,146	$45,392
Stock-based compensation expense	(10,746)	(12,612)	(5,190)
Other acquisition-related expense	(23)	(27)	(46)
Changes in value of deferred compensation plan	(104)	(7)	(25)

Non-GAAP research and development expenses	$37,323	$37,500	$40,131

GAAP selling, general and administrative expenses	$53,068	$60,715	$61,111
Stock-based compensation expense	(15,745)	(21,355)	(9,421)
Other acquisition-related expense	15	(33)	(41)
Changes in value of deferred compensation plan	(8)	(37)	(19)

Non-GAAP selling, general and administrative expenses	$37,330	$39,290	$51,630

GAAP operating loss	$(46,075)	$(84,211)	$(8,391)
Stock-based compensation expense	37,679	48,244	19,174
Acquisition-related expense:
Amortization of acquisition-related intangibles	834	1,319	1,658
Other acquisition-related expense	567	58	88
Changes in value of deferred compensation plan	112	49	65
Restructuring charges	1,089	6,046	1,958

Non-GAAP operating income (loss)	$(5,794)	$(28,495)	$14,552

GAAP net income (loss)	$(45,285)	$(88,335)	$16,681
Stock-based compensation expense	37,679	48,244	19,174
Acquisition-related expense:
Amortization of acquisition-related intangibles	834	1,319	1,658
Other acquisition-related expense	567	58	88
Changes in value of deferred compensation plan	112	49	65
Restructuring charges	1,089	6,046	1,958
Investment-related gains/losses	293	1,014	2,758
Impact of FSP APB 14-1	392	398	8,152
Tax effects	541	1,734	(14,057)
Income from discontinued operations	—	—	(17,399)

Non-GAAP net income (loss)	$(3,778)	$(29,473)	$19,078

GAAP net income (loss) per share—diluted	$(0.32)	$(0.66)	$0.10
Stock-based compensation expense	0.27	0.36	0.12
Acquisition-related expense:
Amortization of acquisition-related intangibles	0.01	0.01	0.01
Other acquisition-related expense	—	—	—
Changes in value of deferred compensation plan	—	—	—
Restructuring charges	0.01	0.04	0.01
Investment-related gains/losses	—	0.01	0.02
Impact of FSP APB 14-1	—	—	0.05
Tax effects	—	0.01	(0.09)
Non-GAAP share count adjustment	—	0.01	0.01
(Income) loss from discontinued operations	—	—	(0.11)

Non-GAAP net income (loss) per share—diluted	$(0.03)	$(0.22)	$0.12

(a)	Please refer to the accompanying “Notes to Non-GAAP Financial Measures” for a detailed discussion of management’s use of non-GAAP financial measures.

CYPRESS SEMICONDUCTOR CORPORATION

CONSOLIDATED DILUTED EPS CALCULATION

(In thousands, except per-share data)

(Unaudited)

	Three Months Ended
	June 28, 2009		March 29, 2009		June 29, 2008
	GAAP	Non-GAAP	GAAP	Non-GAAP	GAAP	Non-GAAP
Net income (loss) from continuing operations	$(45,285)	$(3,778)	$(88,335)	$(29,473)	$(718)	$19,078
Income (loss) from continuing operations for diluted computation	(45,285)	(3,778)	(88,335)	(29,473)	(718)	19,078
Income from discontinued operations	—	—	—	—	17,399	—

Net income (loss) for diluted computation	$(45,285)	$(3,778)	$(88,335)	$(29,473)	$16,681	$19,078

Weighted-average common shares outstanding	140,793	140,793	134,757	134,757	150,675	150,675
Effect of dilutive securities:
Convertible debt	—	—	—	—	3,191	3,191
Warrants	—	—	—	—	348	348
Stock options, unvested restricted stock and other	—	—	—	—	7,518	10,446

Weighted-average common shares outstanding for diluted computation	140,793	140,793	134,757	134,757	161,732	164,660

Net income (loss) per share—diluted:
Continuing operations	$(0.32)	$(0.03)	$(0.66)	$(0.22)	$(0.01)	$0.12
Discontinued operations	—	—	—	—	0.11	—

Net income (loss) per share—diluted	$(0.32)	$(0.03)	$(0.66)	$(0.22)	$0.10	$0.12

	June 28, 2009	March 29, 2009	June 29, 2008
Average Stock Price for the three months ended	$7.95	$5.21	$4.35
Common Stock Outstanding at quarter end (in thousands)	144,460	138,113	150,935
Excluding unvested restricted stock awards of approximately 3.0 million shares at June 28, 2009 and March 29, 2009. None at June 29, 2008.

CYPRESS SEMICONDUCTOR CORPORATION

SUPPLEMENTAL FINANCIAL DATA FOR CONTINUING OPERATIONS

(In thousands)

(Unaudited)

	Three Months Ended			Six Months Ended
	June 28, 2009	March 29, 2009	June 29, 2008	June 28, 2009	June 29, 2008
Selected Cash Flow Data (Preliminary):
Net cash provided by (used in) operating activities	$5,531	$(15,804)	$38,985	$(10,273)	$49,159
Net cash provided by (used in) investing activities	$(23,590)	$15,221	$(24,186)	$(8,369)	$37,487
Net cash provided by (used in) financing activities	$20,510	$6,225	$9,115	$26,735	$(266,178)

Other Supplemental Data (Preliminary):
Capital expenditures	$4,907	$6,548	$11,355	$11,455	$21,162
Depreciation	$12,951	$13,580	$16,908	$26,531	$34,892

Notes to Non-GAAP Financial Measures

To supplement its consolidated financial results presented in accordance with GAAP, Cypress uses non-GAAP financial measures which are adjusted from the most directly comparable GAAP financial measures to exclude certain items, as described in details below. Management believes that these non-GAAP financial measures reflect an additional and useful way of viewing aspects of Cypress’s operations that, when viewed in conjunction with Cypress’s GAAP results, provide a more comprehensive understanding of the various factors and trends affecting Cypress’s business and operations. Non-GAAP financial measures used by Cypress include:

•	Gross margin;

•	Research and development expenses;

•	Selling, general and administrative expenses;

•	Operating income (loss);

•	Net income (loss); and

•	Diluted net income (loss) per share.

Cypress uses each of these non-GAAP financial measures for internal managerial purposes, when providing its financial results and business outlook to the public, and to facilitate period-to-period comparisons. Management believes that these non-GAAP measures provide meaningful supplemental information regarding Cypress’s operational and financial performance of current and historical results. Management uses these non-GAAP measures for strategic and business decision making, internal budgeting, forecasting and resource allocation processes. In addition, these non-GAAP financial measures facilitate management’s internal comparisons to Cypress’s historical operating results and comparisons to competitors’ operating results.

Cypress believes that providing these non-GAAP financial measures, in addition to the GAAP financial results, are useful to investors because they allow investors to see Cypress’s results “through the eyes” of management as these non-GAAP financial measures reflect Cypress’s internal measurement processes. Management believes that these non-GAAP financial measures enable investors to better assess changes in each key element of Cypress’s operating results across different reporting periods on a consistent basis. Thus, management believes that each of these non-GAAP financial measures provides investors with another method for assessing Cypress’s operating results in a manner that is focused on the performance of its ongoing operations.

There are limitations in using non-GAAP financial measures because they are not prepared in accordance with GAAP and may be different from non-GAAP financial measures used by other companies. In addition, non-GAAP financial measures may be limited in value because they exclude certain items that may have a material impact upon Cypress’s reported financial results. Management compensates for these limitations by providing investors with reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures. The presentation of non-GAAP financial information is not meant to be considered in isolation or as a substitute for the most directly comparable GAAP financial measures. The non-GAAP financial measures supplement, and should be viewed in conjunction with, GAAP financial measures.

Investors should review the reconciliations of the non-GAAP financial measures to their most directly comparable GAAP financial measures as provided in the accompanying press release.

As presented in the “Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures” tables in the accompanying press release, each of the non-GAAP financial measures excludes one or more of the following items:

•	Stock-based compensation expense.

Stock-based compensation expense relates primarily to the equity awards such as stock options and restricted stock. Stock-based compensation is a non-cash expense that varies in amount from period to period and is dependent on market forces that are often beyond Cypress’s control. As a result, management excludes this item from Cypress’s internal operating forecasts and models. Management believes that non-GAAP measures adjusted for stock-based compensation provide investors with a basis to measure Cypress’s core performance against the performance of other companies without the variability created by stock-based compensation as a result of the variety of equity awards used by companies and the varying methodologies and subjective assumptions used in determining such non-cash expense.

•	Acquisition-related expense.

Acquisition-related expense primarily includes: (1) impairment of goodwill, (2) amortization of intangibles, which include acquired intangibles such as purchased technology, patents and trademarks, (3) a settlement loss resulted from the cancellation of a licensing agreement with Simtek following the acquisition, and (4) earn-out compensation expense, which include compensation resulting from the achievement of milestones established in accordance with the terms of the acquisitions. In most cases, these acquisition-related charges are not factored into management’s evaluation of potential acquisitions or Cypress’s performance after completion of acquisitions, because they are not related to Cypress’s core operating performance. Adjustments of these items provide investors with a basis to compare Cypress against the performance of other companies without the variability caused by purchase accounting.

•	Changes in value of Cypress’s key employee deferred compensation plan.

Cypress sponsors a voluntary deferred compensation plan which provides certain key employees with the option to defer the receipt of compensation in order to accumulate funds for retirement. The amounts are held in a trust and Cypress does not make contributions to the deferred compensation plan or guarantee returns on the investment. Changes in the value of the investment in Cypress’s common stock under the plan are excluded from the non-GAAP measures. Management believes that such non-cash item is not related to the ongoing core business and operating performance of Cypress, as the investment contributions are made by the employees themselves.

•	Restructuring charges.

Restructuring charges primarily relate to activities engaged by management to make changes related to its infrastructure in an effort to reduce costs. Restructuring charges are excluded from non-GAAP financial measures because they are not considered core operating activities and such costs have not historically occurred in each year. Although Cypress has engaged in various restructuring activities in the past, each has been a discrete event based on a unique set of business objectives. As such, management believes that it is appropriate to exclude restructuring charges from Cypress’s non-GAAP financial measures, as it enhances the ability of investors to compare Cypress’s period-over-period operating results from continuing operations.

•	Investment-related gains/losses.

Investment-related gains/losses primarily include: (1) gain on sale of SunPower common stock, (2) impairment loss related to Cypress’s investment when it determines the decline in fair value is other-than-temporary in nature, and (3) gains/losses related to the sales of its debt and equity investments. These items are excluded from non-GAAP financial measures because they are not related to the core operating activities and operating performance of Cypress, and in most cases, such transactions have not historically occurred in every quarter. As such, management believes that it is appropriate to exclude investment-related gains/losses from Cypress’s non-GAAP financial measures, as it enhances the ability of investors to compare Cypress’s period-over-period operating results.

•	Impact of FSP APB 14-1

During the first quarter of fiscal 2009 we adopted FSP APB 14-1, “Accounting for Convertible Debt Instruments that May Be Settled in Cash upon Conversion,” which specified that Cypress that Cypress should separately account for the liability and equity components of the instruments. The adoption required the retrospective application of the FSP and we recorded additional non-cash interest expense. These costs are excluded from the non-GAAP financial measures because such non-cash expenses have not historically occurred in every quarter, which would affect the ability of investors to compare Cypress’s period-over-period operating results. In addition, management does not believe that this item is indicative of the ongoing operating performance of Cypress’s business.

•	Related tax effect.

Cypress adjusts for the income tax effect that resulted from the non-GAAP adjustments as described above.

•	Income (loss) from discontinued operations.

Cypress completed the spin-off of SunPower in the fourth quarter of fiscal 2008 and restated the financial statements to present SunPower as discontinued operations for all periods. Management no longer evaluates SunPower’s results and therefore believes that it is appropriate to exclude SunPower from Cypress’s non-GAAP financial measures, as it enhances the ability of investors to compare Cypress’s period-over period operating results on a stand-alone basis.